CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated October 23, 2008 relating to Dreyfus Emerging Leaders Fund, Dreyfus Small Company Value Fund, Dreyfus Midcap Value Fund, Dreyfus Technology Growth Fund, Dreyfus Strategic Value Fund, Dreyfus International Value Fund, Dreyfus Select Midcap Growth Fund and Dreyfus Structured Midcap Fund, (eight of the series comprising Advantage Funds, Inc.) for the fiscal year ended August 31, 2008, which are incorporated by reference in this Registration Statement (Form N-1A No. 33-51061) of Advantage Funds, Inc.

ERNST & YOUNG LLP

New York, New York December 23, 2008